Exhibit 99.1

Arrow Electronics Announces New Credit Facility

-- Increased liquidity provides continued financial flexibility --

MELVILLE, N.Y.--(BUSINESS WIRE)--August 22, 2011--Arrow Electronics, Inc. (NYSE:ARW) announced that the company has entered into a $1.2 billion five-year credit agreement, replacing the $800 million revolving credit facility and $200 million term loan that were scheduled to expire in January 2012. The new revolving credit facility expires on August 19, 2016. The lead banks in the new facility are JP Morgan Chase Bank as Administrative Agent and BNP Paribas, Bank of America, The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi as syndication agents.

"We are very pleased to renew our credit facility for a five-year period. Our balance sheet is exceptionally strong and the renewal reflects this strength as well as the solid relationship we have with our banking partners," said Paul J. Reilly, executive vice president, finance and operations and chief financial officer. "Our capacity to generate good levels of cash flow, our strong balance sheet, and the renewed credit facility all provide substantial financial flexibility to fund our growth."

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 1,200 suppliers and 115,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 52 countries.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President and Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations & Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Director, External Communications